Consolidated Graphics
Financial Results–March Quarter — 4Q 2007 Conference Call
Wednesday, May 9, 2007

Financial Dynamics:

Thank you and good morning. Welcome to the Consolidated Graphics Conference Call. During the call, management will discuss the Company’s results for the fourth quarter and year ended March 31, 2007. You may receive a copy of today’s press release by calling FD at 212-850-5600 or by visiting Consolidated Graphics’ Web site.

This conference is being broadcast live on the Internet at www.cgx.com and a subsequent archive will be made available. Before we begin, I would like to remind everyone that remarks made by management during the course of this morning’s call contain forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from results, performance or other expectations implied by these forward-looking statements.

Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability of the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.

Forward-looking statement assumptions or factors stated or referred to on this conference call are based on information available to Consolidated Graphics as of today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions, or other factors after the date of this call to reflect the occurrence of events, circumstances, or changes in expectations.

In addition, during the course of this call, management of the Company will reference certain non-GAAP financial performance measures. Managements’ opinion regarding the usefulness of such measures together with the reconciliation of such measures for the most directly comparable GAAP measures for historical periods are included in the Company’s earlier filing today with the Securities and Exchange Commission.

Now, with these formalities out of the way, I would like to turn the call over to Joe Davis, Chairman and Chief Executive Officer. Joe, you may begin.

Joe Davis:

Thank you and good morning. With me on the call today is Chris Colville, Executive Vice President and Chief Financial Officer.

This morning we released record fourth quarter and full year 2007 financial results.

Our results in the March quarter included revenue of $263.9 million, up 19% compared to a year ago. This sales growth was driven by the acquisitions of Annan & Bird and The Hennegan Company, as well as very solid internal growth of 4.2%. Because of a non-cash goodwill impairment charge, diluted earnings per share under GAAP in the March quarter were $.50. The goodwill impairment resulted in an after-tax charge of $7.8 million, or $.56 per diluted share. Adjusting for this unusual item, non-GAAP diluted earnings per share in the March quarter increased 43% to $1.06 compared to $.74 a year ago.

Let me just give you a little more color on the goodwill charge. We have frequently acknowledged that from time-to-time we will have companies which underperform. It’s inevitable given the number of locations we operate and our locally-managed business model. Things will always happen and we are always highly focused on assisting any underperforming companies we have. Sometimes it requires a change in management; other times we need to weather the loss of a significant customer. When these things happen at one of our local companies where we have acquisition-created goodwill, we must face a pretty harsh standard in terms of evaluating that entity’s goodwill. Because of the way our business is organized we are not afforded the opportunity to mix our outperformers with our underperformers, as many companies can, when making our goodwill evaluation. It also doesn’t matter that the company may have been a very top performer for a long period of time, provided a very high rate of return on the acquisition price and returned all of our invested cash. So, while it is disappointing to me to take this non-cash goodwill impairment charge in a period where we had such strong performance and clearly created enormous value overall, the accounting rules are what they are.

Briefly recapping full year results, I am very proud to report that Consolidated Graphics is now a billion dollar company as revenues reached a record $1 billion, $6 million in fiscal 2007, up 14% compared to the prior year. Adjusted for the fourth quarter goodwill impairment, non-GAAP diluted earnings per share in 2007 increased 54% to $4.21. EBITDA grew 30% to $146.4 million.

By all measures, Consolidated Graphics had a banner year in 2007 and we have a lot of positive momentum heading into 2008.

On the revenue front, 4.2% internal growth in the fourth quarter and 7.8% internal growth for the year clearly demonstrate our ability to decisively capture market share. As the largest company in the general commercial printing industry, we have many strategic advantages to drive this growth, including an unmatched and growing geographic footprint, comprehensive capabilities, superior technology in CGXSolutions, digital printing expertise and a sales and service approach to deliver these advantages to our customers in a sole-source manner no matter where they may be located or how their print-buying activities are distributed.

National Sales has been a key driver to our internal sales growth. In the March quarter, National Sales grew 39% year-over-year to $25.7 million, or nearly 10% of our total sales. For the full year National Sales logged a 44% increase. Our National Sales team continues to do a great job helping our individual companies develop and win national account opportunities. I expect continued strong growth in National Sales as customers and prospective customers increasingly become aware that we can do what they want done like no other printing company can.

CGXSolutions is just one example. This technology has two primary functionalities that our customers can leverage – StoreFront to streamline their print procurement and printed materials management processes and CrossMedia to drive their print-based marketing programs to higher, more effective levels based on personalized one-to-one campaigns. We have created a website demonstrating many of these capabilities that I encourage you to check out at www.cgxsolutions.com. I will repeat www.cgxsolutions.com. For the March quarter, CGXSolutions represented $10.9 million or 4.1% or our total sales and for the year, achieved an overall growth rate of 35%. I also expect CGXSolutions to continue its strong growth rate. We are continually enhancing CGXSolutions capabilities to meet individual customer needs that we can then leverage throughout our service platform. Also, with the strong demand we are experiencing for digital printing, CGXSolutions provides a proprietary bridge from our customer’s databases to our large digital fleet that makes us unique in our service capabilities.

Digital printing is a huge competitive advantage we have. We have the largest installed capacity of digital presses in North America and we are rapidly growing our fleet in response to customer demand. Twenty-one percent of our capital expenditures in 2007 were for digital presses. We now have over 100 state-of-the-art digital presses throughout our organization, 31 of which are high capacity Kodak NexPress, Xerox iGen3 and HP Indigo 5000. A recent development in our digital printing service capabilities is interest from customers in CGX owning and operating digital operations inside our customer’s facilities. We are currently in the process of our first such installation of two high-end digital presses.

We also have made recent investments in other initiatives we expect to have a very positive long-term impact on our internal sales growth. First, we expanded under the National Sales umbrella with the addition of a team of highly-experienced, well-qualified enterprise sales professionals. Second, we have hired a Vice President of Sales Development with a very impressive background who will have a range of responsibilities but will principally be focused on augmenting the technical training our Leadership Development Associates receive. Although these investments increased our sales expense in the March quarter, I am very excited about the prospects for increased sales and production from these individuals.

Acquisitions were the other significant driver behind our sales growth this quarter and for the year, contributing 14.8% of our total sales growth in the March quarter and 6.7% overall for the year. We are pleased with the Hennegan and Annan & Bird companies and look forward to their continued growth. In addition, we look forward to the completion of the Hopkins Printing acquisition we recently announced. Acquisition momentum remains very strong and our pipeline consisting of companies with whom we are in active negotiations continues to grow – now standing at $500 million in aggregate annual revenues.

Another accomplishment in fiscal 2007 was the significant increase in operating margins we achieved. Excluding the non-cash stock-based compensation expense and goodwill amortization and impairment charges, March quarter operating margins climbed 140 basis points year-over-year to 9.7%. The overall increase for the year was 240 basis points to 10.2%. March quarter EBITDA margins climbed 150 basis points year-over-year, finishing at 14.4%, the same as in the December quarter. I am very pleased to have sustained this performance level through the seasonal fluctuation we typically experience between these quarters and with the addition of two significant acquisitions.

Our emphasis on purchasing which I discussed in detail last quarter has been a significant driver of our margin improvement. Inspire — our Consolidated Graphics’ branded printing paper — continues to be well-received and growing in use by our customers. Investments in new technology and equipment, particularly in the digital printing arena, are another margin driver. While we do not provide specific longer-term guidance, I am confident that we can over time continue to expand our operating and EBITDA margins as our initiatives and investments continue to have an incremental impact.

Looking forward to the June quarter, we expect revenue to grow 12% year-over-year, primarily from acquisitions as projected internal growth will be offset by the impact of not benefiting from election-related printing as in the prior year. Projected June quarter EBITDA of $38 million and EBITDA margins are projected to be essentially flat with March quarter. Diluted earnings per share are projected at $.98 for the quarter and are impacted by an increase in our overall projected effective tax rate for the year of 38%, as well as our usual higher first quarter charge for stock-based compensation expense. As a reminder, none of these projections include any contribution from any acquisitions which may be completed in the quarter. I will now turn the call over to Chris Colville to provide you with additional financial information.

Chris Colville

Thank you, Joe and good morning. As a reminder, earlier this morning we filed with the Securities and Exchange Commission the basis for our use and reconciliations of certain non-GAAP financial measures, including Adjusted Operating Margin, EBITDA, EBITDA Margin and Free Cash Flow. Please refer to this filing for additional information.

Primarily because of the acquisitions we made in the quarter, our overall debt levels increased sharply in the March quarter although we still enjoy a very strong balance sheet and have substantial capacity to continue to make acquisitions. At March 31, 2007, our total debt outstanding was 154.6 million, consisting of $94.1 million of floating rate bank debt bearing interest at 6.4% on average and $60.4 million of principally fixed rate debt bearing interest at 5.9% on average. Borrowing capacity on our primary bank revolving line of credit was approximately $93.8 million at March 31 and our current margin on borrowings remains at 5/8 over LIBOR.

Capital expenditures in the March quarter were $17.4 million, bringing our total investment in new technology and equipment to $42.3 million. As Joe reported, 21% of these capital expenditures were invested in digital presses, a significant revenue growth area for us. We currently project spending approximately $11 million a quarter, for a total of $44 million, in fiscal 2008 for capital expenditures.

Filling in for you the remaining components of our estimates for the June quarter, we project interest expense at $2.2 million and as Joe mentioned an increase in our effective tax rate to 38%, reflecting our estimated effective tax rate for the full fiscal year after taking into account the full year impact of our recent acquisitions and other factors that go into this very complex calculation. We are using a weighted average of 14.0 million fully diluted shares outstanding in our projections.

I will now turn the call back over to Mr. Davis.

Joe Davis:

Thank you Chris. Before I open the call for questions, I would like to briefly address our other announcement this morning. Chris unfortunately has decided to leave Consolidated Graphics in order to devote more time to his family and pursue other personal interests. It was with deep regret that I had to accept Chris’ decision because he has done so very much for this company over many years. Chris and I have worked very closely together from the time he first joined Consolidated Graphics in 1994 to head up our acquisition program. As a team, we have hosted dozens of earnings calls like this one and traveled the country meeting with dozens of acquisition candidates and hundreds of investment professionals. Chris has always worked hard and handled his responsibilities with the highest level of integrity and professionalism. All of us associated with Consolidated Graphics will greatly miss him; however, at the same time, we are very happy for him and wish him and his family the very best. Chris, would you like to add anything?

Chris Colville:

Well, yes only that making this decision was very difficult but it’s time for me to address some other priorities. I feel very fortunate to be able to do so and very thankful of the career opportunity I had to be a part of the Consolidated Graphics story. Personally, Mr. Davis was both a mentor and a friend to me. I would like to take this opportunity to extend my best wishes for continued success to him as well as all of my other friends here.

Joe Davis: Thank you Chris for the kind comments. Operator, we are now available for any questions.

Q & A Period

Joe Davis:

Thank you. We appreciate the continued support of our customers, our employees and our shareholders and look forward to reporting to you on June results. Thank you for your interest today.